Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30591, 333-85380, 333-109478 and 333-123060) pertaining to the 1997 Stock Option Plan/Stock Issuance Plan and the Employee Stock Purchase Plan and in the Registration Statement on Form S-3 (No. 333-116940) pertaining to the registration of common stock of our report dated September 22, 2004, with respect to the consolidated financial statements and schedule of iVOW, Inc. (f/k/a Vista Medical Technologies, Inc.) included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 28, 2005